Exhibit 99.1

STONE ENERGY CORPORATION

David Welch to Retire, Jim Trimble Elected Interim Chief Executive

Officer and President of Stone Energy Corporation

Keith Seilhan Promoted to Chief Operating Officer

LAFAYETTE, LA. April 28, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone Energy” or the “Company”) today announced that David H. Welch, Chief Executive Officer and President of Stone Energy, informed the Stone Energy Board of Directors of his intention to retire following more than 13 years of service to the Company. Mr. Welch also indicated his intention to step down from his position as a director of the Company.

James M. Trimble, currently an independent director of the Company, has been elected interim Chief Executive Officer and President by the Board of Directors, effective April 28, 2017. The Board also appointed Keith Seilhan, formerly the Company’s Senior Vice President – Gulf of Mexico, to the new post of Chief Operating Officer, effective immediately.

Neal P. Goldman, Chairman of the Board of Directors said, “We thank Dave for his years of dedication to Stone Energy. He led the Company with integrity and prioritized safety and environmental protection in all of Stone’s operations.”

Mr. Goldman continued, “We are thrilled that Jim has agreed to lead our senior management team. The Board is confident that Jim is the right leader to guide the company into a new period of shareholder value creation. He is a proven and highly-respected oil and gas executive with decades of industry experience.”

“I am very excited to join the management team at Stone Energy,” said Mr. Trimble. “I firmly believe that with the Company’s excellent asset base, strong balance sheet, and seasoned executive team, Stone Energy can be a growing player in the offshore sector. I am honored by the confidence placed in me by the Board at this exciting time in the history of Stone Energy.”

Mr. Trimble brings more than 35 years of energy industry experience to this position. Mr. Trimble was President and Chief Executive Officer of PDC Energy from 2011 – 2015, a period of exceptional growth and value creation for PDC shareholders. Earlier, he founded and/or led several private oil and gas companies focused primarily on drilling in Texas, Louisiana and Oklahoma. Mr. Trimble served as the Senior Vice President of Exploration and Production for Cabot Oil and Gas for 17 years. He graduated from Mississippi State University with a degree in petroleum engineering.

Mr. Seilhan was named Senior Vice President-Gulf of Mexico in January 2015 and Vice President-Deep Water in February 2013. He previously served as Deep Water Projects Manager beginning in July 2012. Prior to joining Stone Energy, Mr. Seilhan filled various senior leadership and operations roles for Amoco and BP over his 21-year career with those organizations.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans and Houston. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico basin. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com